UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2011

Footstar, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-11681	22-3439443
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

933 MacArthur Boulevard, Mahwah, New Jersey		07430
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (201) 934-2000

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.	Submission of Matters to a Vote of Security Holders.

On July 21, 2011, Footstar, Inc. (the “Company”) held a special meeting of its stockholders to vote on a proposal to revoke the Amended Plan of Complete Dissolution and Liquidation of Footstar, Inc. (the “Dissolution Proposal”) and a proposal (the “Merger Proposal”) to adopt the Agreement and Plan of Merger, dated as of February 14, 2011, and as amended on May 16, 2011, by and among the Company, and Footstar Acquisition, Inc., a wholly owned subsidiary of the Company. Stockholders of record as of May 5, 2009 were entitled to vote on the Dissolution Proposal and stockholders of record as of May 13, 2011 were entitled to vote on the Merger Proposal.

The shares represented at the meeting did not constitute a quorum of stockholders with respect to the Dissolution Proposal, and accordingly, no action was taken with respect to this matter.

The approval of the Merger Proposal is subject to the approval of the Dissolution Proposal. Therefore, although a vote was held on the Merger Proposal, the approval and implementation of the Merger Proposal will not proceed at this time. Of the shares voted, approximately 17,019,438 shares voted in favor of the Merger Proposal; 1,659,195 shares voted against the Merger Proposal; and 4,317 votes abstained.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

FOOTSTAR, INC.

Dated July 22, 2011	By:	/s/ Jonathan M. Couchman
		Name:	Jonathan M. Couchman
		Title:	President, Chief Executive Officer and Chief Financial Officer